As filed with the Securities and Exchange Commission on May ___, 1995.

Registration No. 33-______


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                           -------------------

                          AMENDMENT NO. 1 TO

                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                             ------------------
                               Alta Gold Co.
            (Exact name of registrant as specified in charter)

                 Nevada                               87-0259249
       (State or other jurisdiction of (I.R.S. Employer Identification No.) incorporation or organization)

               Alta Gold Co.                       Stuart A. Fredman
          601 Whitney Ranch Drive              Parsons Behle & Latimer
               Suite 10                    201 South Main Street, Suite 1800
         Henderson, Nevada  89014             Salt Lake City, Utah  84111
               (702) 433-8525                     (801) 532-1234



       (Address, including zip code,        (Name, address, including zipcode,
            and telephone number,                 and telephone number,
           including area code, of            including area code, of agent
           Registrant's principal                    for service)
             executive offices)

    ------------------------------------------------------------------

Approximate date of commencement of proposed sale to public:

    As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ___

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box.    X
                ----

                      CALCULATION OF REGISTRATION FEE

Title of each class     Amount      Proposed     Proposed maximum    Amount
of security to be       to be       maximum     aggregate offering     of
registered            registered    offering         price        registration
                                 price per unit                        fee
- -------------------- ----------  --------------  ---------------- ------------

Common Stock
($.001 par value)       881,778     $1.16 (1)       $1,022,862     $393.06 (2)

     (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 based on the prices per share of Registrant's Common Stock on
              April 28, 1995      as reported on NASDAQ.


     (2)  Consisting of a registration fee of $184.53 for 461,095 shares of common stock at a price per share of $1.16 on April 28, 1995 as reported on NASDAQ, and $208.53 as a filing fee previously submitted to the Securities and Exchange Commission for 420,683 shares of common stock at a price per share of $1.4375 on September 6, 1994 as reported on NASDAQ.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION
         PRELIMINARY PROSPECTUS DATED     MAY ___, 1995 <r/>


PROSPECTUS




                       881,778 SHARES
<r/>
                       ALTA GOLD CO.
                       COMMON STOCK

     This Prospectus relates to the offer of

    881,778 <r/> shares of the
common stock, par value $.001 per share (the "Shares") of Alta Gold Co. (the "Company") on behalf of Cominco American Resources Incorporated ("Cominco") and USMX, INC. ("USMX"). Cominco and
USMX are sometimes collectively referred to herein as the "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders".


     The Company's common stock is traded in the over-the counter market and is quoted on the National Market System of the National Association of Securities Dealers Automated Quotations
System ("NASDAQ") under the symbol "ALTA".  On

    April 28, 1995,
the closing price per share of the common stock on NASDAQ's national market was $1.16. <r/>

     The Shares may be offered by Cominco or USMX in various types of sales transactions, which may or may not involve brokers, dealers, or cash transactions, including sales at the market, at prices not presently determinable. The Company will pay the expenses incurred in connection with registering the Shares. See "Plan of Distribution".




         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        INVESTMENT IN THE SECURITIES OFFERED HEREBY
INVOLVES A HIGH DEGREE OF RISK.  FOR A DISCUSSION OF
CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
PURCHASERS OF THE SHARES, SEE "PRINCIPAL RISK FACTORS".

_________________________________________________________________





        The date of this Prospectus is May ___, 1995
<r/>

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained, or incorporated by reference, in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders.

   <r/> This
Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the Shares, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                   AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and accordingly files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain of the Commission's regional offices located at Seven World Trade Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60662.
Copies of such documents may be obtained from the Public
Reference Section of the Commission, 450 Fifth Street, N.W.,
Judiciary Plaza, Washington, D.C. 20549, at prescribed rates.

     This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part, including the exhibits to the Registration Statement. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the applicable documents filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at the public reference facilities of the Commission referred to above, and copies of which may be obtained therefrom upon payment of the Commission's customary charges.

         INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents and information <r/> previously filed
by the Company with the Commission (under file no. 2-2274)
pursuant to the Securities Exchange Act of 1934

    (the "Act"): <r/>


     1.   Annual Report on Form 10-K for the fiscal year ended


    December 31, 1994.<r/>


     2.   Quarterly Report on Form 10-Q for the period ended


    March 31, 1995.<r/>

     3. The description of the Company's common stock, as set forth in its registration statement under Section 12 of the Act on Form 10, dated October 26, 1966.
<r/>

     In addition, all documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests for such documents should be directed to Alta Gold Co., 601 Whitney Ranch Drive, Suite 10, Henderson, Nevada 89014, Attention: Corporate Secretary (telephone: (702) 433-8525).










           [This space left intentionally blank]

                        THE COMPANY

     The Company is a mining corporation which explores for and produces precious and base metals, including gold, silver, copper, molybdenum, zinc and lead, on properties located in the western United States. The Company was incorporated in Nevada on May
7, 1962, under the name Silver King Mines, Inc. On November 24, 1989, the Company merged with Pacific Silver Corporation and the Company's name was changed to Alta Gold Co.




     The Company's major mines, exploration properties and mining interests are located primarily in Nevada. The Company also owns a copper property in New Mexico and has mining interests in California, Idaho and Oregon. After a two year period during which the Company ceased production due to depressed metal prices, the Company placed one of its Nevada properties back into production in June, 1993 in response to an increase in gold prices.
<r/>



     The Company is currently producing gold from the Easy Junior gold mine ("Easy Junior"), located in White Pine County, Nevada and the
Kinsley gold mine ("Kinsley"), located in Elko County, Nevada.  The
Company is also developing the Copper Flat copper property
("Copper Flat"), located in Sierra County, New Mexico, the
Olinghouse gold property ("Olinghouse"), located in Washoe County, Nevada and the Griffon gold property ("Giffon"), located in White
Pine County, Nevada.
<r/>

     The Company's principal executive offices are located at 601
Whitney Ranch Drive, Suite 10, Henderson, Nevada 89014, and its telephone number is (702) 433-8525.

                      PRINCIPAL RISK FACTORS

THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK FOR
POTENTIAL INVESTORS.  EACH POTENTIAL INVESTOR SHOULD CONSIDER
CAREFULLY, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS.



     LIMITED LIFE OF PRODUCING PROPERTIES.
<r/>



     The Company's principal income producing assets are Easy
Junior and Kinsley. Mining activities at Easy Junior ceased in the third quarter of 1994 and gold production therefrom is anticipated to essentially cease by the end of 1995. Mining activities at Kinsley commenced in the fourth quarter of 1994 and gold production therefrom began in January 1995. Based on current reserve estimates, gold production from Kinsley is expected to continue through the second quarter of 1998.
<r/>



      FUTURE EARNINGS DEPENDANT UPON BRINGING
      ADDITIONAL MINES INTO PRODUCTION.
<r/>



     The Company anticipates that Kinsley will generate revenues and earnings over the next three and a half years. The Company has not yet initiated production at any of its three other properties Copper Flat, Olinghouse or Griffon. The Company's ability to generate future revenues and earnings after Kinsley is depleted is dependent on its ability to bring these or other mines into production in a timely manner.
<r/>



     PERMITTING RISKS.

     In order for the Company to engage in its mining activities, it must obtain numerous permits under applicable federal and state statutes, including, but not limited to, the National Environmental Policy Act, the Clean Water Act, and the Clean Air Act. The
Company has not yet obtained all of the permits necessary for production at Copper Flat, Olinghouse or Griffon. There can be no guarantee the Company will be able to obtain the consents necessary to initiate production at these three properties.
<r/>

     PROPOSED LEGISLATION AFFECTING THE MINING
     INDUSTRY

     The Company's activities are subject to extensive federal, state and local laws and regulations. These laws and regulations are subject to change, and any such change could cause additional expense, capital expenditures, restrictions and delays in the development or operation of the Company's properties, the extent of which cannot be predicted. Legislation has been introduced in the United States Congress which could materially affect the performance and future prospects of the Company. The proposed legislation contains provisions for the payment of royalties to the federal government for production from unpatented mining claims, and more stringent requirements regarding environmental controls and reclamation procedures. If enacted, the proposed legislation could materially and adversely affect the potential for development of operating mines on the federal unpatented mining claims held by the Company.

    Kinsley and Griffon consist <r/> entirely of unpatented mining claims on federal lands. The Company's financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation. Further, there can be no assurance that legislation proposed and enacted in the future will not adversely affect the Company's mining operations.


     NATURE OF MINERAL EXPLORATION AND PRODUCTION

     Exploration for and production of minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology. The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although the Company currently maintains insurance within ranges of coverage consistent with industry practice to ameliorate some of these risks, no assurance can be given that such insurance will continue to be available at economically feasible rates, or that the Company will be able to acquire insurance to cover the risks of exploring, owning and operating its properties. Insurance against environmental risks is not generally available to the Company or to other companies in the mining industry.


     COMPETITION AND SCARCITY OF MINERAL LANDS

     Although many companies and individuals are engaged in the mining business, including large, established mining companies, there is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where the Company contemplates conducting exploration and/or production activities. The Company may be at a competitive disadvantage in acquiring suitable mining properties since it must compete with these other individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. As a result, there can be no assurance the Company will be able to acquire new reserves or replace its current reserves once they are depleted.


     FLUCTUATIONS IN THE PRICE OF METALS

     The market price of metals is extremely volatile and is influenced by factors beyond the control of the Company. If the price of a metal should drop, the value of the Company's properties which are being explored or developed for that metal could also drop and the Company might not be able to recover its investment in those properties. The decision to place a mine in production, and the commitment of funds necessary for that purpose, must be made well in advance of the time when a mining company will receive the first revenues from that production. Price fluctuations between the time that such a decision is made and the commencement of production can dramatically change the economics of a mine.
Although it is possible to protect against price fluctuations under some circumstances by buying and selling futures contracts for the metal to be produced, the volatility of metal prices represents a substantial risk in the mining industry which no amount of planning or technical expertise can eliminate. The Company has entered into future sales contracts in an amount equal to approximately 35% of
its projected production for the remainder of 1995 at an average price of $405 per ounce. <r/>



     If the amounts the Company realizes from the sales of its metals were to decrease significantly and remain at a decreased price level for an extended period of time, the Company could (r/>
determine it is not economically feasible to continue commercial production of that metal. From 1991 to the middle of 1993, the Company ceased its commercial production activities because of depressed metals prices during that period.
<r/>



     RESERVES

     The reserve figures presented or incorporated by reference in this Prospectus are, based partially upon estimates made by the Company's technical personnel, and no assurance can be given that the Company will realize the indicated level of production of these metals. Further, reserves estimated for properties that have not yet commenced production (such as the Copper Flat, Griffon and Olinghouse) may require revision once the Company commences actual production. Fluctuations in the market price of the metals produced by the Company, as well as increased production costs or reduced recovery rates, could make the mining of ore reserves containing relatively lower grades of mineralization uneconomic, and could ultimately cause the Company to restate its reserves.
Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, could adversely affect the Company's profitability in any particular accounting period.
<r/>

     ENVIRONMENTAL CONTROLS

     The Company is required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery
Act, the Environmental Response, Compensation and Liability Act and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold ore mining and processing. Although the majority of the waste produced by the Company's operations are "extraction" and "beneficiation" wastes, which the Environmental Protection Agency ("EPA") does not regulate under its current "hazardous waste" program, the EPA is currently developing a separate program under the Resource
Conservation and Recovery Act to regulate such waste. Until the new regulatory program is formally proposed by the EPA, there is not a sufficient basis on which to predict the potential impacts of such regulations on the Company.

     The State of Nevada (where a majority of the Company's properties are located) has also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Further, under the Clean Air Act, as amended, states are required to develop permit plans for polluting and potentially polluting industries such as mining and smelting. Although the states have submitted their permit programs to the EPA for review, until final regulations are promulgated and approved by the EPA, the Company cannot predict the full impact of these state permitting regulations.

     The Company's compliance with federal and state environmental laws may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in the Company's intended exploration, development and production activities. Further, new or different environmental standards imposed by governmental authorities in the future could adversely affect the Company's business activities.

     UNCERTAINTY OF TITLE

     A majority of the Company's properties consist of unpatented mining claims or mill site claims which the Company owns or leases.
These claims are located on federal land or involve mineral rights which are subject to the claims procedures established by the General Mining Law of 1872. Under this law, if a claimant complies with the statute and the regulations for the location of a mining claim or mill site claim, the claimant obtains a valid possessory right to the land or the minerals contained therein. To preserve an otherwise valid claim, the claimant must also make certain additional filings with the county in which the land or mineral is situated and the Bureau of Land Management and pay an annual "rental" fee of $100 per claim. If a claimant fails to make the annual rental payment or make the required filings, the mining claim or mill site claim is void or voidable.

     Because mining claims and mill site claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims or mill site claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. Under federal law, in order for an unpatented mining claim to be valid, the claimant has the burden of proving that the mineral occurrence on which it is based can be mined at a profit at the time the claim is located and at any time when anyone makes any subsequent challenge to the claim's validity. It is therefore conceivable that, during times of falling metal prices, claims which were valid when they were located could become invalid if challenged. See "Risk Factors - Fluctuations in the Price of Metals".

     Title to unpatented claims and other mining properties in the western United States typically involves certain other inherent risks due to the frequently ambiguous conveyancing history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No generally applicable title insurance is available for unpatented mining or mill site claims or many other of the Company's mineral interests. As a result, some of the titles to the Company's undeveloped properties may be defective or subject to challenge.

     UNCERTAINTY OF FUNDING.

     Prior to 1990, the Company funded a portion of its exploration, acquisition and development activities through joint venture arrangements and third party financing. The joint venture arrangements minimized the Company's costs and allowed it to explore, acquire and develop a greater number of properties than it
would otherwise have been able to do so on its own.    The third
party financing allowed the Company to leverage its internal funds for exploration, acquisition and development. The Company presently does not participate in any joint ventures.


     Since 1990, the Company has not funded any of its exploration, acquisition and development efforts with joint venture capital,

    <r/> resulting in increased demands on the Company's internal funds

    and borrowing ability. <r/> Although the Company has had sufficient internal funds and borrowing ability <r/> to conduct its exploration, acquisition and development programs in the past, the Company projects that additional funding from either joint ventures or third party financing will be needed to explore, acquire and develop properties in the future.

     The Company's ability to obtain

    additional <r/> financing will
depend, among other things, upon the price of metals and the perception of future prices. Therefore, availability of funding is dependent largely upon factors outside of the Company's control, and cannot be accurately predicted. The Company does not know from what specific sources it will be able to derive any required funding. Any such financing, if available, could increase the indebtedness of the Company or dilute current stockholders' positions. If the Company acquires any such funding through debt, a substantial portion of the Company's cash flow may need to be devoted to the payment of principal and interest on such debt, which could render the Company more vulnerable to competitive pressure or economic downturns. If the Company is not able to raise additional funds (and there can be no assurance that it can, or that if it can, that it can raise such funds on terms acceptable to the Company), it will not be able to fund certain exploration and development activities on its own.

     UNCERTAINTY OF DEVELOPMENT PROPERTY
     ECONOMICS

     The Company's decision as to whether any of the mineral development properties it now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should be brought into production, depends upon the results of its exploration programs and/or feasibility analyses and the recommendations of engineers and geologists. The decision will involve the consideration and evaluation of several significant factors,including, but not limited to, the (a) costs of bringing the property into production, including exploration and development work, preparation of production feasibility studies and construction of production facilities, (b) availability and costs of financing, (c) ongoing costs of production, (d) market prices for the metals to be produced, and (e) estimates of reserves or mineralization. There can be no assurance that any of the development properties the Company owns, leases or acquires contain (or will contain) commercially minable mineral deposits, and there can be no assurance that the Company will ever generate a positive cash flow from production operations on such properties. The Company has identified

    <r/> Copper
Flat,

    Griffon <r/> and Olinghouse

    <r/> as having minable reserves.
There can be no assurance, however, that any of these development properties can attain profitable operations.

     MARKET EFFECTS OF STOCK

     At the date of this Prospectus,

    881,778 <r/> additional shares of
the Company's common stock will be available for trading in the public market. This increase in the number of shares of the

Company's common stock in the market, and the possibility of sales of such stock, may have an adverse effect on the price of the Company's common stock and the Shares.


     NO DIVIDENDS

     The Company anticipates it will use its earnings to finance its growth and operations, and that it will not pay any dividends to its stockholders during the foreseeable future.

     LACK OF PROFITABILITY

     The Company incurred losses from operations of $5.8 million in 1993, $12.3 million in 1992, $12.5 million in 1991 and $18.4 million in 1990.  The Company

    reported income from operations in
the amount of $649,000 in <r/> 1994. While certain of the Company's operations may be profitable during a given year, the Company's operations as a whole may be unprofitable as a result of factors over which it may or may not have any control, including exploration, development, maintenance and reclamation costs on properties from which no revenue is derived, general and administrative costs, uninsured losses, depreciation, depletion and amortization, and interest expense.

     CHANGE IN CONTROL PROVISIONS

     The Company's Bylaws contain certain measures designed to make it more difficult and time consuming to change majority control of the Company's Board of Directors and to reduce the vulnerability of the Company to an unsolicited offer to take over the Company.
These measures include: 1) classification of the Board of Directors into three classes, with each class serving for staggered periods of three years; 2) a provision that the Company's directors may be removed only with the approval of the holders of at least two-thirds of the voting power of the Company entitled to vote for the election of directors; 3) a provision requiring that nominees for the position of director be submitted to the Company in writing and in advance of any meeting set for the election of directors; 4) a provision that any vacancy on the Board may be filled by the remaining directors then in office, though less than a quorum; and 5) a provision requiring the approval of the holders of at least 70% of the voting power of the Company in regard to any business combination to which a majority of the Board of Directors do not approve. These measures may have certain negative consequences, including an effect on the ability of stockholders of the Company or other individuals to (i) change the composition of the incumbent board of directors; (ii) benefit from certain transactions which are opposed by the incumbent board of directors; and, (iii) make a tender offer or otherwise attempt to gain control of the Company, even if such attempt was beneficial to the Company and its stockholders. Since such measures may also discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company (or other persons) at a premium, these measures could also reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, stockholders may be deprived of certain opportunities to sell their stock at a temporarily higher market price. The provisions relating to the removal of directors and the filling of vacancies may reduce the power of stockholders, even those with a majority interest in the Company, to remove incumbent directors and fill vacancies on the board of directors.

     VOLATILITY OF PRICE FOR COMMON STOCK

     The market price for shares of the Company's Common Stock may be highly volatile depending on news announcements or changes in general market conditions. In recent years the stock market has experienced extreme price and volume fluctuations.

     RELIANCE ON RELATIONSHIPS WITH MANAGEMENT

     The Company believes the success of its operations will, in large part, be dependent <r/> on the services of its current officers and directors, and that the continuing services of such officers and directors are required for the Company's future success. If all or any of these officers or directors terminate their relationships with the Company, or are otherwise not available to provide services to the Company, capable successors would have to be found.
There is no assurance that capable successors could be found, or if found, that they could be employed on terms acceptable to the Company.

     In order to ameliorate these risks, the Company has entered into employment agreements with certain of its key employees, including Robert N. Pratt, Chief Executive Officer, President and Chairman of the Board of Directors of the Company, and John A. Bielun, the Company's Vice President and Chief Financial Officer. Both of these employment agreements terminate in October of 1995.

     LACK OF DIVERSIFICATION

     The Company is solely in the business of exploring for and producing precious and base metals. The Company does not anticipate it will change its business focus in the near future. The Company, therefore, does not intend to engage in a variety of other businesses, and will not have the benefit of reducing risk by diversifying its business operations among a portfolio of business activities.

     USE OF PROCEEDS

     The Company will not receive any proceeds from the disposition of the Shares. See "Selling Stockholders".

     SELLING STOCKHOLDERS

     The Shares are to be offered solely for the account of the Selling Stockholders. The Selling Stockholders acquired the Shares in transactions pursuant to which the Company acquired the Selling Stockholders'

    interest in Kinsley. <r/> The terms of these transactions are more particularly described in the Company's Current Report on Form 8-K dated April 14, 1994. Except for this transaction, neither of the Selling Stockholders nor <r/> their respective officers, directors or stockholders has had any material relationship with the Company within the past 3 years.

     The following table sets forth (i) the name of each Selling
Stockholder, (ii) the number of Shares owned by each Selling
Stockholder before and after the offering (assuming that all of the Shares offered hereby are sold, and (iii) the number of Shares being offered by each such Selling Stockholder.


                          Before the Offering:          After the Offering
                          --------------------          ------------------
                          Number of    Number of
                           Shares     Shares Being       Number
                         Beneficially  Offered            of    Percentage
Name                        Owned       Hereby           Shares   of Class
- -------                  ----------- -------------     --------- -----------




Cominco American
Resources Incorporated    529,067      529,067              0         0

USMX, INC.                352,711      352,711              0         0
<r/>


     Under the terms of the agreements under which the Selling
Stockholders acquired the Shares, the Company agreed, among other things, at the Selling Stockholders' request to cause the Shares to be registered with the Securities and Exchange Commission and to be qualified for sale, as required, under state securities laws. The Company agreed to bear all expenses (other than underwriting discounts, selling commissions, fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration, qualification and sale of the Shares by the Selling
Stockholders.

                          DILUTION

     Not applicable.

                 DESCRIPTION OF SECURITIES



     Not applicable.
<r/>

                    PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Stockholders that the Shares may be sold by or on their behalf through one or more broker-dealers, through underwriters, or directly to investors pursuant to this Prospectus or in transactions that are exempt from the requirements of registration under the Securities Act of 1933, as amended

    ("1933 Act"), <r/> and at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of such sale, at prices related to such market prices or at negotiated prices.


     In connection with such sales, the Selling Stockholders may pay or allow commissions which will exceed those customary in the types of transactions involved. In such instances, broker-dealers may act as agent for the Selling Stockholders, or may purchase all
or a portion of the <r/> Shares from the Selling Stockholders and thereafter resell such Shares from time to time in or through one or more transactions or distributions on the national market system of the National Association of Securities Dealers "automated system", the over-the counter market or other exchanges on which the Shares can be traded, in "special offerings", "fixed price offerings", "off the floor of such exchanges", "exchange distributions" or "secondary distributions" pursuant to and in accordance with the applicable rules of the exchanges in question, in private transactions or in some combination of the foregoing.




     Any such broker-dealer or underwriter may receive compensation from the Selling Stockholders in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Shares for whom they may act as agents. If any such broker-dealer purchases the Shares as principal, it may effect resales of the Shares from time to time to or through other broker-dealers, and such other broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of shares for whom they may act as agents. The Company and the Selling Stockholders may indemnify any such broker-dealers or underwriters against certain civil liabilities (including liabilities under the

    1933 Act).<r/>
Underwriters and broker-dealers who participate in the sale of the Shares may also be customers of, engage in transactions with, or perform services for the Company.




     The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, as amended. The Company has agreed to indemnify the Selling
Stockholders against certain liabilities under the 1933 Act.
<r/>

                        TAX MATTERS

     Not applicable.

                       LEGAL MATTERS

     The validity of the Shares and certain other legal matters will be passed upon for the Company by Parsons Behle & Latimer, Salt
Lake City, Utah.

                          EXPERTS



     The consolidated audited financial statements incorporated by reference in and filed as an exhibit to this Prospectus, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing and giving said reports.
<r/>

       INDEMNIFICATION FOR SECURITIES ACT LIABILITIES



     Not applicable.
<r/>

                          PART II
                  INFORMATION NOT REQUIRED
                       IN PROSPECTUS



Item 14.  OTHER EXPENSES OF ISSUANCE AND
DISTRIBUTION
          Federal Registration Fee            $393.06
          Transfer Agent Fees and Expenses       0.00
          Legal Fees and Expenses           10,000.00
          Accounting Fees and Expenses       6,000.00
          Blue Sky Fees and Expenses         3,000.00
          Printing and Mailing Expenses        100.00
          Miscellaneous                        500.00
                                            ---------
               TOTAL*                      $19,993.06
                                           ==========


* All amounts are estimated other than the federal registration fee.
<r/>





Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     NEVADA REVISED STATUTES

     Section 78.751 of the Nevada Revised Statutes provides as follows:


          1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.


          2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent
<r/>
     of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

          4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection
     5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

             (a)    By the stockholders;

             (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

             (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

             (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not
<r/>
     affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.


          6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

             (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

             (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.


     BYLAWS OF THE COMPANY

     Article VIII of the Company's By-laws provides as follows:

     1. (a) To the fullest extent permitted by the Nevada law, as the same exists or may hereafter be amended, no director of this corporation shall be personally liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability
               (i) for any breach of the director's duty of loyalty to this corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, or (iii) for any transaction from which a director derived an improper personal benefit.

          (b) Any amendment or repeal of this Article VIII or adoption of any other provision of the By-laws which has the effect of increasing director liability shall operate prospectively only and shall not effect any action taken, or failure to act, by a director of this corporation prior to such amendment, repeal, or other provision becoming effective.

     2. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was
<r/>
               serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceedings is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by Nevada law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding
               (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (b) If a claim under subparagraph (a) of this Section is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to
<r/>
               any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under Nevada law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth under Nevada law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the client has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.


          3. The right of indemnification hereinabove provided for shall not be exclusive of any rights to which any director or officer of the corporation may otherwise be entitled by law, agreement, or otherwise.

          4. The Board of Directors, by resolution, or the officers of the corporation may purchase insurance to provide coverage on behalf of the corporation and its officers and directors for the omissions, occurrences, liabilities and indemnifications referred to in and related to the subject matter of this Article VIII. However, the provisions of any such policy or policies of insurance shall not limit the effect of any of the provisions or indemnifications of this Article VIII.

Item 16.  EXHIBITS

     The following exhibits are filed as part of this Registration
Statement.

     4.1  Specimen Common Stock Certificate

     5.1 Opinion of Parsons Behle & Latimer as to the legality of the Shares

     24.1 Consent of Arthur Andersen, LLP

     24.2 Consent of Parsons Behle & Latimer (contained in
          Exhibit 5.1)
<r/>

Item 17.  UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section
          15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) this is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

<r/>

                         SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement and any amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized on May _____, 1995.

                                  ALTA GOLD CO.


Dated:  ____________________________   By:
                                           ___________________________

                                           Robert N. Pratt,
                                           President
                                           Chief Executive Officer & Director


Dated: _____________________________   By:
                                           ___________________________
                                           John A. Bielun, Principal Financial
                                           Officer and Principal Accounting
                                           Officer

<r/>

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Dated:  __________________________  By: ________________________
                                        Ralph N. Gilges, Director


Dated:  __________________________  By: ________________________
                                        Thomas A. Henrie, Director


Dated:  __________________________  By: ________________________
                                        Iwao Ino, Director


Dated:  __________________________  By: ________________________
                                        John A. Keily, Director


Dated:  __________________________  By: ________________________
                                        F. Steven Mooney, Director


Dated:  __________________________  By: ________________________
                                        Thomas D. Mueller, Director


Dated:  __________________________  By: ________________________
                                        Toshiaki Tanaka, Director

<r/>

                       EXHIBIT INDEX

Exhibit                                                    Sequential
Number         Exhibit Description                         Page Number
- ----------     ------------------------                    ------------------
4.1            Specimen Common Stock Certificate
5.1            Opinion Letter of Parsons Behle & Latimer
                  Regarding the Legality of the Shares
24.1           Consent of Arthur Andersen, LLP
24.2           Consent of Parsons Behle & Latimer


                                                             Contained
                                                           in Exhibit 5.1


<r/>

                   COMPARISON OF FOOTERS


- -FOOTER 1-
150464
<r/>